Exhibit 99.1

NextPlat Regains Compliance with Nasdaq Bid Price Requirement

Hallandale Beach, FL – April 27, 2026 - NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced that on April 27, 2026, the Company received a letter (the "Compliance Letter") from The Nasdaq Stock Market LLC ("Nasdaq") informing the Company that it has regained compliance with the minimum bid price requirement of $1.00 per share under Nasdaq Listing Rule 5550(a)(2). As a result, the matter has been closed.

Nasdaq has since determined that, for the last 10 consecutive business days, from April 13, 2026 to April 24, 2026, the closing bid price of the Company's shares has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2). With Nasdaq's confirmation of compliance, NextPlat remains listed on The Nasdaq Capital Market under the ticker symbol "NXPL".

For more information about NextPlat, please visit www.NextPlat.com and connect with us on Facebook, LinkedIn and X.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide. Through acquisitions, joint ventures, and collaborations, the Company seeks to provide access to high quality healthcare and pharmacy services and assist businesses in selling their goods online, domestically, and internationally, allowing them to optimize their e-commerce presence and revenue. Through its subsidiaries, NextPlat provides pharmacy and healthcare data management services and prescription fulfilment services in the United States and operates an e-commerce division offering voice, data, tracking, and IoT products and services worldwide.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net